Exhibit 10L

ELEVENTH AMENDMENT TO AGREEMENT OF LEASE

DATED AS OF THE 2ND DAY OF MARCH, 2018

BY AND BETWEEN

THE BUNCHER COMPANY, as Landlord, a Pennsylvania corporation having principal offices in the City of Pittsburgh, Allegheny County, Pennsylvania,

AND

HAEMONETICS CORPORATION, as Tenant, a Massachusetts corporation having its principal place of business in the City of Braintree, Norfolk County, Massachusetts.

WHEREAS, the parties hereto have entered into that certain Agreement of Lease dated July 17, 1990; as amended by First Amendment to Agreement of Lease dated April 30, 1991; by Second Amendment to Agreement of Lease dated October 18, 2000; by Third Amendment to Agreement of Lease dated March 23, 2004; by Fourth Amendment to Agreement of Lease dated March 12, 2008; by Fifth Amendment to Agreement of Lease dated October 1, 2008; by Sixth Amendment to Agreement of Lease dated January 8, 2010; by Seventh Amendment to Agreement of Lease dated March 31, 2011; by letter agreement dated January 27, 2012; along with the renewal letter dated June 8, 2010, exercising the renewal option for the Fourth Renewal Term pursuant to paragraph 3 of the Sixth Amendment to Agreement of Lease; by Eighth Amendment to Agreement of Lease dated February 26, 2013; by Ninth Amendment to Agreement of Lease dated March 12, 2014; and by Tenth Amendment to Agreement of Lease dated May 31, 2017 (hereinafter collectively called the “Lease”);

WHEREAS, the Tenant previously exercised its right to terminate the Lease as to certain space referred to as the “Building #3 Space,” thereby leaving the “Leased Premises” covered by the Lease as 89,177 agreed-upon rentable square feet of space as follows: (a) 81,929 agreed-upon rentable square feet of space in Buildings 18 and 18A; (b) 5,672 agreed-upon rentable square feet of space in the Parking Area; (c) 809 agreed-upon rentable square feet of space in the Building 18 Expansion Space; and (d) 767 agreed-upon rentable square feet of space in the Building 18 Second Expansion Space;

WHEREAS, all terms defined in the Lease and used herein shall have the same meaning herein as in the Lease unless otherwise provided herein; and

WHEREAS, the parties hereto desire to amend the Lease to (i) extend the term of the Lease for three (3) additional years (the “Third Extended Term”); (ii) establish the monthly rental for the Third Extended Term of the Lease; (iii) provide for further extensions of the term of the Lease; (iv) provide Tenant with an allowance (the “Additional Tenant Improvement Allowance”) to make certain improvements to the Leased Premises during the Third Extended Term (the “Additional Tenant’s Work”); (v) identify certain improvements to be made to the Leased Premises by Landlord (“Landlord’s Work”); and (vi) provide additional provisions to the Lease to reflect the intentions of the parties.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound, the parties hereto promise, covenant and agree that the Lease be and is hereby amended as follows:

1.    TERM: The Lease and the term thereof are hereby extended for the Third Extended Term to commence immediately following the expiration of the Second Extended Term of the Lease, i.e., July 1, 2018. The expiration date of the term of the Lease, as extended by the Third Extended Term, is hereby changed from June 30, 2018, to June 30, 2021.

2.    RENT: Tenant shall pay to Landlord as rental for the Leased Premises the following amounts at the following times:

A.     Tenant shall continue to pay to Landlord on the first day of each calendar month during the balance of the Second Extended Term of the Lease the amount of $32,347.49 as monthly rental for the Leased Premises.

B.     Beginning on July 1, 2018, and continuing on the first day of each succeeding calendar month thereafter for the balance of the Third Extended Term of the Lease, Tenant shall pay to Landlord the amount of $38,325.44 as monthly rental for the Building 18, Building 18A, and the Parking Area portions of the Leased Premises.

C.     Beginning on July 1, 2018, and continuing on the first day of each succeeding calendar month thereafter for the balance of the Third Extended Term of the Lease, Tenant shall pay to Landlord the amount of $325.00 as monthly rental for the Building 18 Expansion Space and the Building 18 Second Expansion Space portions of the Leased Premises.

The monthly rentals as set forth above shall be payable in advance, without demand, deduction or set off. All monthly rentals and sums due as additional rental payable under the Lease shall be paid to The Buncher Company at P.O. Box 768, Pittsburgh, PA 15230-0768, or at such other place or to such other person as may be designated by Landlord in writing.

If any installment of monthly rental or additional rental becomes overdue for a period in excess of ten (10) business days, Tenant shall pay interest at a monthly rate equal to one percent (1%) accruing from the due date to the date of payment thereof. Such interest shall constitute additional rental due and payable to Landlord by Tenant. The interest charge will be in addition to, and not in lieu of, any other remedy Landlord may have under the Lease. If there are accrued and unpaid rental amounts, all payments of monthly rental and additional rental shall be applied in such order as Landlord shall determine.

3.    NEW RENEWAL OPTION: Paragraph 5 (New Renewal Option) of the Tenth Amendment to Agreement of Lease dated May 31, 2017, is hereby deleted in its entirety.

4.    RENEWAL OPTION: Tenant shall have the right and option to extend the Third Extended Term of the Lease for the Leased Premises for one (1) additional term of three (3) years (the “Revised Renewal Term“) to commence immediately following the expiration of the Third Extended Term. Tenant may exercise the right to extend the term of the Lease for the Revised Renewal Term only by delivering to Landlord written notice of Tenant’s exercise of such right no less than one (1) year prior to the expiration date of the Third Extended Term, time being of the essence. The terms and conditions of the Lease shall continue in full force and effect for the Revised Renewal Term except for this paragraph 4 and except that the monthly rental for the Revised Renewal Term shall be calculated pursuant to the following formula:

The monthly rental for the Revised Renewal Term for which this calculation is made shall equal the monthly rental paid during the Third Extended Term (i.e., $38,650.44) multiplied by a fraction, the numerator of which is the CPI in effect for the month of June 2021and the denominator of which is the CPI in effect for June 2018

Notwithstanding the result of the above calculation, the monthly rental for the Revised Renewal Term shall not be less than $38,650.44.

The CPI, as referred to herein, means the Consumer Price Index for all Urban Consumers 1984=100 relating to the United States City Average, as issued by the Bureau of Labor Statistics of the United States Department of Labor, or any successor to the function thereof. In the event of the conversion of the CPI to a different standard reference base or any other revision thereof, the determination hereunder shall be made with the use of such Bureau of Labor Statistics or successor to the functions thereof or in the absence of the publication of such conversion factor, such formula or table as the parties shall mutually designate.

Notwithstanding the above, if Haemonetics Corporation, itself or its affiliate or subsidiary is in default under the Lease or is not in full possession of the Leased Premises continuously during the last twelve (12) months of the Third Extended Term and the commencement of the Revised Renewal Term, Landlord may, at its option and upon written notice to Tenant, terminate the Lease as of the last day of the Third Extended Term.

5.    TENANT IMPROVEMENT ALLOWANCE: Landlord shall pay to Tenant the Additional Tenant Improvement Allowance in the amount of $60,000.00 to be utilized by Tenant for improvements to the Leased Premises to be made by Tenant’s contractors during the Third Extended Term (i.e., the Additional Tenant’s Work). Landlord shall reimburse Tenant for said costs within thirty (30) days after receipt of paid invoice from Tenant with supporting documentation. Any unused amount of the Additional Tenant Improvement Allowance shall be credited against rental in reverse order beginning with the last month of the Third Extended Term. Any additional cost of the Additional Tenant’s Work that is paid by Landlord to Tenant exceeding the Additional Tenant Improvement Allowance may be amortized over the Third Extended Term and Revised Renewal Term at the prime rate of interest as published by PNC Bank, N.A. at the commencement of the Third Extended Term plus three percent (3%) per annum. If Tenant does not exercise its option to extend the term of the Lease for the Revised Renewal Term, then Tenant shall pay to Landlord any unamortized balance of said additional cost prior to the expiration of the Third Extended Term.

6.    TENANT’S WORK: Tenant shall have the right to perform any or all of the Additional Tenant’s Work, subject to Landlord’s prior reasonable approval, which shall be given to Tenant within ten (10) business days upon Landlord’s receipt of detailed plans and specifications from Tenant; however, Landlord’s approval shall be deemed to have been given if Landlord fails to respond to Tenant within said ten (10) business day approval period. Tenant shall not be charged by Landlord for any supervisory, management, or review fees in connection with review or monitoring of the Additional Tenant’s Work. Tenant shall have the right to select all contractors, subcontractors, architects, engineers, consultants, etc. in connection with the Additional Tenant’s Work, subject to Landlord’s prior reasonable approval. However, Landlord shall be provided an opportunity to submit to Tenant a bid for construction of any or all of the Additional Tenant’s Work. Subject to Landlord’s prior reasonable approval, Tenant shall have the right to construct computer rooms, interconnecting stairs, and any other specialized facilities, provided such work does not jeopardize the structural integrity of Building 18 and/or Building 18A. Tenant and Landlord shall agree on a mutually acceptable construction schedule with respect to the Additional Tenant’s Work.

The Additional Tenant’s Work shall be made in a good and workmanlike manner, and all contracts for the Additional Tenant’s Work that is not constructed by Landlord shall require signed releases against mechanics liens upon payment in full for such Additional Tenant’s Work.

If any of the Additional Tenant’s Work is constructed by contractors other than Landlord, Tenant shall cause its contractors to provide Landlord with evidence of commercial general liability insurance at the limits set forth in section 8 (Insurance) of the Agreement of Lease dated July 17, 1990, and shall name Landlord as an additional insured. Said contractor(s) shall also provide Landlord with evidence of Workers’ Compensation and Employers Liability Insurance.

Tenant shall indemnify, defend, and save harmless Landlord from all expense, liens, claims, damages or injuries to either persons or property arising out of, or resulting from activities related to any of the Additional Tenant’s Work not constructed by Landlord. The Additional Tenant’s Work shall be subject to the terms and conditions set forth in section 5 (Alterations) of the Agreement of Lease dated July 17, 1990.

7.    LANDLORD’S WORK: As an inducement for Tenant entering into this Eleventh Amendment to Agreement of Lease and the faithful performance of its obligations under the Lease, Landlord shall, at its sole cost and expense, perform the following work upon receipt of a fully executed Eleventh Amendment to Agreement of Lease (“Landlord’s Work”):

A.
Furnish and install five (5) additional light poles with concrete bases and LED light fixtures within the parking lot of the Leased Premises. The location of such additional light poles shall be mutually agreed to by Tenant and Landlord.

B.	Remove existing fixtures and furnish and install eight (8) exterior mount LED wall light fixtures on the front of Building 18 and/or Building 18A.

The parties hereto acknowledge, understand, and agree that Landlord will be performing Landlord’s Work in the Leased Premises during the time Tenant occupies the Leased Premises and when weather conditions permit. Tenant shall take reasonable steps to protect its property from loss or damage during the time Landlord’s Work is being performed and Tenant shall conduct its operations in such a manner so as not to unreasonably interfere or delay Landlord or its contractors in the performance of Landlord’s Work.

8.    RESERVATION: UTILITIES: In addition to the rights set forth in section 33 (Reservations: Roads and Utilities) of the Agreement of Lease dated July 17, 1990, Landlord shall have the right, upon notifying Tenant, to enter upon the Leased Premises at any reasonable time and from time to time during the term of the Lease for the purpose of installing, repairing, and removing utility and mechanical facilities below the roof, above ceilings and below floors, and in the common areas of the Buildings, and any other building(s) which may become a portion of the Leased Premises, provided, however, such work shall be performed by Landlord, and its contractors, in such a manner as not to unreasonably interfere with the operations and property of Tenant.

9.    BROKERAGE: Except as provided below, Landlord and Tenant each hereby warrants to the other that no real estate broker has been involved in this transaction on its behalf and that no finder's fees or real estate commissions have been earned by any third party. Tenant hereby agrees to indemnify Landlord and Landlord hereby agrees to indemnify Tenant for any liability or claims for commissions or fees, including reasonable attorneys’ fees and costs, arising from a breach of this warranty by it. The only real estate broker involved in this transaction is Cushman & Wakefield U.S., Inc., whose commission or fee with respect to this transaction shall be paid by Landlord in accordance with that certain letter to Mr. Sean M. Teague dated December 20, 2017.

10.    TENANT’S ACKNOWLEDGMENT: Tenant hereby acknowledges that as of the date of this Eleventh Amendment to Agreement of Lease, Landlord is not in default of any of its obligations under the Lease, and Tenant has no claims, counterclaims, offsets or defenses with respect to Landlord’s obligations under the Lease as amended by this Eleventh Amendment to Agreement of Lease.

11.    AUTHORIZATION: Tenant and Landlord each hereby represent and warrant that it has full authority to enter into, deliver, and perform its obligations hereunder; that the individual executing this Eleventh Amendment to Agreement of Lease on behalf of such party has full authority to legally bind such party; that nothing herein conflicts with any of the party’s governing documents or any of its commitments or obligations; and that no consent or approval of any third party is required to perform its obligations hereunder

12.    NO OTHER MODIFICATIONS: Except as amended and supplemented hereby, all terms and conditions of the Lease shall remain in full force and effect.

WITNESS the due execution hereof on the day and year first written above.

ATTEST:                        THE BUNCHER COMPANY

By: /s/ Joseph M. Jackovic            By: /s/ Thomas J. Balestrieri
Joseph M. Jackovic     Thomas J. Balestrieri
Executive Vice President President/CEO

and General Counsel

(Corporate Seal)

ATTEST:                     HAEMONETICS CORPORATION

By: /s/ Kris Alaerts                    By: /s/ William P. Burke
Name: Kris Alaerts                    Name: William P. Burke
Title: Global Category Manager Real Estate     Title: CFO

(Corporate Seal)